Hartman SPE and Benefit Street Partners Close on Exit Facility
Allowing Hartman SPE to Go Effective on Chapter 11 Plan

HOUSTON — March 28, 2024 — Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) is a self-managed real estate investment trust that is currently repositioning in an orderly manner into the self-storage asset class. Hartman SPE, LLC (the “SPE”), an indirect subsidiary, which owns legacy office, retail, and industrial properties, and lenders Benefit Street Partners (“BSP”) and RMWC (“RWMC”) are pleased to announce that they together successfully closed a $135 million exit facility (the “Exit Facility”) on March 27, 2024, allowing SPE to go effective on its Chapter 11 Plan of Reorganization today, March 28, 2024. BSP provided $120 million with RMWC providing $15 million of the Exit Facility.
Following intensive negotiations, the Company, BSP and RMWC have solidified their commitment to working together through this Exit Facility to achieve shared objectives. The closing continues and solidifies the pivot strategy currently in progress for Silver Star. Gerald Haddock, Executive Chairman of the Executive Committee of Silver Star, stated, “We are pleased to have finalized this agreement. The Exit Facility represents a giant step forward for the Company, and we are thankful to BSP and RMWC for their help in this regard.”
On February 26, 2024, the Bankruptcy Court entered an order confirming SPE’s Chapter 11 Plan of Reorganization. The Exit Facility will fund the Chapter 11 Plan, which provides for payment in full to all unsecured creditors and tenants and the full reinstatement of all interests without impairment.
The closing of the Exit Facility paves the way for the Company to complete their shift into to the self-storage sector where Silver Star expects to have approximately $370 million in available funds, assuming a loan-to-value ratio of 50%, for the Company’s investment strategy. This move comes as part of the Company’s commitment to adapt to evolving market dynamics, capitalizing on emerging opportunities, and delivering 1031 tax savings from the sale of its assets to its shareholders. Haddock stated, “Only by pivoting away from a pure liquidation strategy toward self-storage investment will our shareholders be able to realize on the 1031 tax savings. Without this shift in strategy, the benefits of the tax savings will be lost to our investors.” The Company will continue in its ongoing efforts to implement additional cost cutting initiatives and strategies for the benefit of all constituents.
Silver Star’s management has estimated the Company’s net asset value (“NAV”) as of December 31, 2023 to be $2.70 per common share and OP unit. The estimated NAV is subject to approval by the Company’s Board of Directors.

As of December 31, 2023, the Company owned 33 commercial properties comprising approximately 4.6 million square feet located in San Antonio, Richardson and Houston, Texas; including a 97.53% interest in an affiliate special purpose entity which owns office, retail and light industrial properties in Texas, plus two self-storage facilities located in Houston, Texas and one retail pad site development.
In determining the estimated NAV per common share and OP unit, management relied upon information contained in a valuation report (the “Valuation Report”) prepared by LaPorte CPAs and Business Advisors (the “Valuation Expert”) engaged by management. To calculate the estimated NAV per share, management used a methodology pursuant to the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives in April 2013. The Valuation Expert did not determine the NAV of the Company’s common shares.
The estimated NAV per share/OP unit is based on (x) the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by (y) the number of outstanding shares of the Company’s common stock, and OP units all as of December 31, 2023, after giving effect to common shares issued in connection with the redemption of rights under the Company’s Rights Plan.
The estimated NAV per share/OP unit is based upon 36,625,710 shares of the Company’s common stock and OP units issued and outstanding as of December 31, 2023 and adjusting for the Flip-In Event effective January 13, 2024 resulting in issuance of approximately 31,315,910 shares of common stock. Although the estimated NAV has been developed as a measure of value as of a specific time, December 31, 2023, the estimated NAV does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange or the limited nature in which a shareholder may redeem shares under the Company’s share redemption program (if at all), a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt, or a discount for the Company’s corporate level overhead.
Contact:
Investor and Media Relations
press@hi-reit.com
1-877-734-8876
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Forward-Looking Statements: This press release contains certain forward-looking statements. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and you should not place undue reliance on any such statements. Several important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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